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                                                                Exhibit 10.25(a)
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                     MASTER BILL PAYMENT SERVICES AGREEMENT

THIS AGREEMENT is made this 18th day of August, 2000, (the "Effective Date") by and between Spectrum EBP, L.L.C., a limited liability company chartered under the laws of the State of Delaware, ("Spectrum") and Metavante Corporation, a corporation chartered under the laws of the State of Wisconsin.

                                   RECITALS:


WHEREAS, Spectrum provides electronic bill presentment services to The Chase Manhattan Bank, Wells Fargo Bank, N.A., and First Union National Bank and their Affiliates (the "Founding Members"), and other federal and state chartered financial institutions which execute a participant agreement with Spectrum ("Participants") through combined hardware, software, security and telecommunications arrangements which facilitate the exchange of data and settlement among Participants (the "Spectrum Switch"); and

WHEREAS, Metavante by itself or through its subcontractor(s), offers a system which enables consumer customers of financial institutions to initiate bill payments from a personal computer or other internet access device (the "Bill Payment Services") and seeks to provide the Bill Payment Services to Founding Members and other Participants according to the terms of this Agreement; and

WHEREAS, Metavante and Spectrum seek to establish a strategic partnership for Metavante to provide the Bill Payment Services to the Founding Members and Participants;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties, intending legally to be bound, mutually agree as follows:

1. DEFINITIONS. As used in this Agreement, the defined terms shall have the respective meanings as set forth on Schedule 1.

2.   BUSINESS RELATIONSHIP.

     2.1. Initial Term. This Agreement shall commence on the Effective Date and end on the fifth (5th) anniversary of the "Commencement Date" which is defined as the sooner of April 1, 2001, or the date the first Founding Member converts (converts is defined as providing Metavante with bill payment transaction instructions) greater than 10 percent of its current bill payment volume to Metavante (the "Initial Term"). This Agreement shall annually renew for additional Terms of one (1) year unless written notice of termination is provided by a party to the other party within one hundred eighty (180) days prior to the expiration of any Term.

     2.2. General.

     A. Founding Members. Contemporaneous with the execution of this Agreement, and as a condition precedent to Metavante's obligations hereunder, Spectrum shall cause each Founding Member to execute the Founding Member Agreement attached hereto as Exhibit A. Contemporaneous with the execution of this Agreement and as a condition precedent to Spectrum's obligations hereunder, Metavante agrees to execute the Founding Member Agreement with each of the Founding Members. Spectrum may add additional Founding Members to this Agreement upon providing written notice thereof to Metavante., Any such additional Founding Member shall sign the Founding Member Agreement and Metavante shall execute such Founding Member Agreement with such Founding Member.

     B. Pay Anyone Solution. Metavante and Spectrum shall mutually develop a standard integrated solution by which Metavante's Bill Payment Services shall be offered by Spectrum to Participants.

     2.3. Metavante's Responsibilities.

          A. Operation of the Bill Payment System. Metavante shall provide the Bill Payment Services as described in, and subject to the terms of, Schedule 2 hereto for the Founding Members and Participants which execute a Bill Payment Agreement with Spectrum (collectively, such Founding Members and Participants shall be referred to herein as "Bill Payment Customers"). Metavante shall provide through Spectrum the Bill Payment Services to Bill Payment Customers for the fees set forth in Schedule 4 and in accordance with the Service Levels set forth in Schedule 5.

          B. Performance By Metavante Subcontractors. The actual performance of the Bill Payment Services may be made by the divisions or subsidiaries of Metavante or subcontractors of any of the foregoing Entities (collectively, the "Eligible Providers"). For purposes of this Agreement, performance of the Bill Payment Services by any Eligible Provider shall be deemed performance by Metavante itself. Metavante shall remain fully responsible for the performance or non-performance of each Eligible Provider under this Agreement, to the same extent if Metavante itself performed or failed to perform such services. Spectrum, Founding Members, and other Bill Payment Customers shall look solely to Metavante, and not to any Eligible Provider, for satisfaction of any claims arising out of this Agreement or the performance or nonperformance of the Bill Payment Services.

          C. Right to Perform Services in Most Efficient Manner. In providing Bill Payment Services hereunder, Metavante may use the most effective or efficient means deemed reasonable or necessary by Metavante in its sole discretion. This includes, for example, the right to consolidate and remit all payments for a particular payee to that payee's central payment processing center rather than remitting any User's payment to a different address of the payee designated by the User. Metavante agrees to use commercially reasonable efforts to maximize the number of bill payment transactions processed completely through electronic means.

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          D.  Responsibility for Bill Payments.  Pursuant to Spectrum's written instructions, Metavante shall provide the Bill Payment Services to Bill Payment Customers under either the Good Funds Model or the Risk Model. As between Metavante and Spectrum, responsibility for the Credit Risk for bill payment transactions shall depend upon whether the Bill Payment Services are provided under the Good Funds Model or the Risk Model in accordance with Schedule 6 hereto. Spectrum shall be responsible to Metavante for the responsibilities of the Bill Payment Customer under Schedule 6. Metavante shall charge the Settlement Account, as defined in Schedule 6, for all bill payment transactions initiated by Users.

     2.4. Spectrum's Responsibilities

          A. Exclusive Marketing. Throughout the term of this Agreement, Spectrum agrees to exclusively promote and market Metavante's Bill Payment Services to its Participants, and shall not directly or indirectly endorse, promote, offer, market, or distribute "pay anyone" services other than Metavante's Bill Payment Services.

          B. Spectrum Switch. Throughout the term of this Agreement, Spectrum shall operate the Spectrum Switch for the Founding Members and Participants.

          C. Bill Payment Agreements. Spectrum shall obtain executed, written Bill Payment Agreements from each Bill Payment Customer prior to requesting Metavante to provide Bill Payment Services for such Bill Payment Customer. Each such Bill Payment Agreement shall (i) include the terms and conditions set forth in Schedule 3 hereto; (ii) make the Bill Payment Customer responsible for the Credit Risk for bill payment transactions depending upon whether the Bill Payment Services are provided under the Good Funds Model or the Risk Model in accordance with Schedule 6 hereto; (iii) make the Bill Payment Customer responsible for government payments in accordance with Schedule 6 hereto; (iv) require that the Bill Payment Customer maintain the confidentiality of Metavante's proprietary information substantially in conformance with Section 4 hereof; and (v) include enforceable contractual terms which prohibit the Bill Payment Customer from raising and/or litigating tort claims against Metavante based upon the Bill Payment Services, provided that, for those Participants, other than the Founding Members, which have executed a participant agreement with Spectrum prior to the Effective Date, Spectrum shall incorporate the provisions of this subsection (v) into the applicable written agreement when next such agreement is renewed, amended, or otherwise modified. Spectrum shall diligently enforce against each Bill Payment Customer the terms of the Bill Payment Agreement required under subsections (i), (ii), (iii), (iv), and (v) above.

     2.5. Fees and Charges.

          A. Accrual. Beginning on the Effective Date and monthly thereafter, Spectrum shall pay fees and charges to Metavante for Bill Payment Services provided by Metavante to the Bill Payment Customers, without offset, in accordance with the Fee Schedule set forth on Schedule 4, including, without limitation, the Minimum Annual Transaction Charge. In the event that fees and charges paid by Spectrum to Metavante during any calendar year for Bill Payment Services provided to Bill Payment Customers are less than the Minimum Annual Transaction Charge, Metavante shall invoice Spectrum for the difference in the following calendar year. Usage of the Bill Payment Services shall be recorded by the Bill Payment System or by any other means used by Metavante to determine usage of the Bill Payment Services. Metavante agrees that fees and charges payable by Spectrum shall be reduced by accrued Service Level Credits as described in Schedule 5 hereto.

          B. Competitive Pricing. The parties acknowledge and agree that, as of the date hereof, the fees and charges set forth in Schedule 4 are competitive with, in all material respects when considered as a whole, fees and charges now actually commercially available from other reputable, adequately capitalized and well established providers of comparable services for a comparable customer, with such comparison based on (a) the volume of transactions to be processed monthly by Metavante for Spectrum hereunder, and (b) the length of the Initial Term of this Agreement (the "Market Price"). Metavante agrees to continue to provide Spectrum, during the term of this Agreement and any renewal thereof, competitive pricing as described below.

     (1) Following the Effective Date and throughout the Term of this Agreement, Metavante agrees not to offer to provide the Bill Payment Services to any third party for fees and charges lower than those then charged Spectrum hereunder for comparable services (with such comparison based on (a) the volume of transactions to be processed monthly by Metavante for the party, and (b) the length of the Initial Term of this Agreement) to those provided to Spectrum under this Agreement. In the event Metavante, following the Effective Date, agrees to provide the Bill Payment Services to any third party for fees and charges lower than those set forth in Schedule 4 herein for comparable services (with such comparison based on (a) the volume of transactions to be processed monthly by Metavante for the party, and
          (b) the length of the Initial Term of this Agreement) to those provided to Spectrum under this Agreement, Metavante agrees to immediately lower fees and charges to Spectrum and to notify Spectrum in writing of such change. Spectrum understands and agrees that Spectrum shall not have any right to review or audit Metavante's contracts with third parties or to require Metavante to disclose terms of its contracts with third parties in order to assess Metavante's compliance with the foregoing. Instead, Spectrum shall have the right, from time to time (but no more than once during any twelve month period), at Spectrum's request and Spectrum's expense, to require Metavante to commission an audit of Metavante's contracts by Metavante's independent third party auditor to verify Metavante's compliance with the foregoing. Metavante shall provide to Spectrum a copy of the third party report produced pursuant to such audit.

     (2) From time to time, at Spectrum's request and Spectrum's expense, Metavante agrees to participate in benchmarking surveys conducted by a third party mutually agreeable to Spectrum and Metavante to assess the Market Price then available for the Bill Payment Services, provided that any such survey must include Metavante and at least three (3) other providers, and provided further that (i) the first such survey shall not be conducted any sooner than one (1) year following the Commencement Date, and (ii) such surveys shall not be conducted more frequently than once during any twelve month period. In the event any such survey shall indicate that the fees and charges then being paid by Spectrum and Participants to Metavante for the Bill Payment Services exceed the Market Price then available by more than eight percent (8%) on an annual basis (the "Market Range"), Metavante shall either (a) make such adjustments to its fees and charges for the Bill Payment Services as reasonably can be expected to

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          reduce Spectrum's and Participants' annual payments to Metavante for the Bill Payment Services to fall within the Market Range, provided that Metavante shall not in any event be required to set its fees and charges at a level below Metavante's cost to provide the Bill Payment Services, or (b) permit Spectrum to terminate this Agreement without penalty.

          C. Payment. Metavante shall monthly bill Spectrum for all fees and charges payable for the preceding month. All amounts payable hereunder shall be paid within thirty (30) days of the applicable invoice, unless otherwise expressly provided in Schedule 4. Spectrum shall pay interest at the rate of one percent (1%) per month on any amounts not paid in full on or before their due date. Spectrum shall also pay any collection costs (including reasonable attorneys' fees) incurred by Metavante in collecting any amounts payable hereunder. To effect payment of amounts due hereunder, Spectrum hereby authorizes Metavante to initiate debit entries from and, if necessary, initiate credit entries and adjustments to Spectrum's account at the depository institution designated in the ACH Authorization Agreement attached hereto as Exhibit B, which shall be executed by Spectrum contemporaneously with the execution of this Agreement.

          D. Taxes. Spectrum shall be responsible for any and all taxes which by statute or regulation are imposed by any taxing authority on Spectrum without regard to who is required to collect such tax as a result of or in connection with the Bill Payment Services hereunder (for example, sales taxes even though collected by or through Metavante), except for those taxes that are based on the net income or assets of Metavante. On Customer's request, Metavante shall reasonably cooperate with Spectrum in contesting the validity or imposition of any such taxes which are the responsibility of Spectrum hereunder with the appropriate taxing authority, at Spectrum's sole cost and expense.

          E. Marketing Referral Fees. Throughout the Initial Term, Metavante shall annually pay Spectrum referral fees in the amount of three percent (3%) of annual transaction revenues received by Metavante from Spectrum for Bill Payment Services provided under a Bill Payment Agreement between Spectrum and a Participant (excluding any Founding Member) which is included on the list of the Top 50 Financial Companies set forth in Schedule 8 hereto, but excluding institutions to which Metavante submitted a proposal at or prior to the Effective Date of this Agreement or for which Metavante provides Bill Payment Services or data processing services for core deposit and loan functions, provided further that such referral fees shall be subject to a maximum limit of three million dollars ($3,000,000) per year. Referral fees shall be paid by Metavante to Spectrum annually on or before January 31 of the year following the year in which they are earned.

3.   AUTHORITY.

     3.1. Metavante warrants to Spectrum as follows:

          A. Authority. It is validly existing and in active status under the laws under which it is incorporated or chartered. It has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, the execution, delivery and performance of this Agreement has been duly authorized by Metavante and this Agreement is enforceable in accordance with its terms against Metavante. No approval, authorization or consent of any governmental or regulatory authorities is required to be obtained or made by Metavante in order for Metavante to enter into and perform its obligations under this Agreement.

          B. Ownership. Metavante has the right to offer the Bill Payment Services to Spectrum as provided herein; the Metavante Software does not violate any patent, copyright, trademark or other proprietary right or interest of any Third Party under United States law. Metavante has all right and authority to use any and all trademarks, tradenames, service marks, domain names, logos or other marks which Metavante provides to Spectrum and separately authorizes Spectrum to use in connection with the Bill Payment Services.

     3.2. Spectrum warrants to Metavante as follows: It is validly existing and in good standing under the laws under which it is formed. It has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, the execution, delivery and performance of this Agreement has been duly authorized by Spectrum and this Agreement is enforceable in accordance with its terms against Spectrum. No approval, authorization or consent of any governmental or regulatory authorities is required to be obtained or made by Spectrum in order for Spectrum to enter into and perform its obligations under this Agreement. Spectrum has all right and authority to use any and all trademarks, tradenames, service marks, domain names, logos or other marks provided to Metavante for use in connection with the Bill Payment Services.

4.   Confidentiality and Security.

     4.1. User Data. Each Bill Payment Customer shall remain the sole and exclusive owner of its User Data. All such User Data and other Confidential Information of a Bill Payment Customer shall, however, be subject to regulation and examination by the appropriate auditors and regulatory agencies to the same extent as if such information were on such Bill Payment Customer's premises.

     4.2. Metavante Systems. Neither Spectrum nor any Bill Payment Customer shall have any rights in any software, systems, documentation, guidelines, procedures and similar related materials or any modifications thereof provided or used by Metavante.

     4.3. Confidential Information. "Confidential Information" of a party shall mean all confidential or proprietary information and documentation of such party, whether or not marked as such, including without limitation, all User Data. Confidential Information shall not include: (i) information which is or becomes publicly available (other than by the person or entity having the obligation of confidentiality) without breach of this Agreement; (ii) information independently developed by the receiving party; (iii) information received from a third party not under a confidentiality obligation to the disclosing party; or (iv) information already in the possession of the receiving party without obligation of confidence at the time first disclosed by the disclosing party. The parties acknowledge and agree that the substance of the negotiations of this Agreement, and the terms of this Agreement are considered Confidential Information subject to the restrictions contained herein. Neither party shall use, copy, sell, transfer, publish, disclose, display, or otherwise make any of the other party's Confidential Information available to any Third Party without the prior written consent of the other. Notwithstanding the foregoing, either party may disclose Confidential Information to its agents or contractors as may be necessary to fulfill its obligations or exercise its rights under this Agreement, or pursuant to a request or order of any governmental agency having competent jurisdiction, or upon the order or subpoena of any court.

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     4.4. Obligations of the Parties.  Each party shall hold the Confidential
Information of the other party and of Bill Payment Customers in confidence and shall not disclose or use such Confidential Information other than for the purposes contemplated by this Agreement, and shall instruct its employees, agents, and contractors to use the same care and discretion with respect to the Confidential Information of the other party, of any Bill Payment Customer, or of any third party utilized hereunder that the party requires with respect to its own most confidential information, but in no event less than a reasonable standard of care, including but not limited to, the utilization of security devices or procedures designed to prevent unauthorized access to such materials. Each party shall instruct its employees, agents, and contractors of its confidentiality obligations hereunder and not to attempt to circumvent any such security procedures and devices. All such Confidential Information shall be distributed only to persons having a need to know such information to perform their duties in conjunction with this Agreement.

     4.5. Security. Metavante shall be responsible for establishing and maintaining safeguards against a disaster, loss or alteration of the User Data in the possession of Metavante. Such safeguards shall be no less rigorous than that Metavante uses to protect its own data of a similar nature.

     4.6. Services Continuity Plan. Metavante shall provide Spectrum and/or the Bill Payment Customer with a summary of its current disaster recovery plan for the Operations Center. Updates to the plan shall be provided to Spectrum from time to time without charge. Metavante agrees to comply with all regulations of federal regulatory agencies that apply to the security and backup and disaster recovery obligations of persons that provide services on an outsourced basis to financial institutions.

5.   PERFORMANCE WARRANTY/EXCLUSIVE REMEDY/DISCLAIMER OF ALL OTHER WARRANTIES

     5.1. Performance Warranty. Metavante warrants that it will provide the Bill Payment Services in accordance with the Service Level Agreements and where such Service Level Agreements are not applicable, in a commercially reasonable manner (the "Performance Warranty"). THIS PERFORMANCE WARRANTY IS SUBJECT TO THE WARRANTY EXCLUSIONS SET FORTH BELOW IN SECTION 5.2 AND THE REMEDY LIMITATIONS SET FORTH BELOW IN SECTION 5.4.

     5.2. Performance Warranty Exclusions. Except as may be expressly agreed in writing by Metavante, Metavante's Performance Warranty does not apply to:

          A. defects, problems, or failures caused by Spectrum's or any Bill Payment Customer's nonperformance of obligations essential to Metavante's performance of its obligations; and/or

          B. defects, problems, or failures caused by an event of force majeure.

     5.3. Notice of and Correction of Defects. Spectrum or the applicable Bill Payment Customer shall notify Metavante in writing of any alleged breach of this Performance Warranty. If the breach relates to a Service Level, Metavante shall have ninety (90) days to correct the alleged breach; for all other breaches of the Performance Warranty, Metavante shall have thirty (30) days to correct the alleged breach. During this time period, Metavante shall use commercially reasonable efforts, at its own expense, to remedy the breach. Spectrum and Bill Payment Customers shall be responsible for making whatever appropriate commercially reasonable adjustments may be necessary to mitigate adverse effects on them until Metavante remedies the breach. Metavante will, at Metavante's expense, assist Spectrum and Bill Payment Customers in making such corrections through the most cost-effective means, whether manual, by system reruns or program modifications.

     5.4. Backup Remedy. If Metavante fails to remedy the breach in the time periods specified in Section 5.3 above, Spectrum may terminate this Agreement for cause pursuant to Section 9.2 below, and/or the Bill Payment Customer may terminate its agreement with Metavante, and Spectrum or the Bill Payment Customer may seek Damages as allowed under Article 10 hereof. THE BACKUP REMEDY SET FORTH IN THIS SECTION 5.4 IS SPECTRUM'S SOLE AND EXCLUSIVE REMEDY FOR METAVANTE's BREACH OF THE PERFORMANCE WARRANTY, TO THE EXCLUSION OF ALL OTHER REMEDIES, IN CONTRACT, TORT, OR OTHERWISE.

     5.5. DISCLAIMER OF ALL OTHER WARRANTIES. THIS PERFORMANCE WARRANTY, AND WARRANTIES IN ARTICLE 3, ARE IN LIEU OF, AND METAVANTE DISCLAIMS ANY AND ALL OTHER WARRANTIES, CONDITIONS, OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO THE SERVICES PROVIDED UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER OR NOT METAVANTE KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE), WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, OR BY COURSE OF DEALING. IN ADDITION, METAVANTE DISCLAIMS ANY WARRANTY OR REPRESENTATION TO ANY PERSON OTHER THAN SPECTRUM WITH RESPECT TO THE SERVICES PROVIDED UNDER THIS AGREEMENT.

6.   INSURANCE; INDEMNIFICATION.

     6.1. Metavante.

          A. Metavante shall maintain for its own protection fidelity bond coverage for the Metavante Operations Center personnel; insurance coverage for loss from fire, disaster or the causes contributing to interruption of normal services, reconstruction of data file media and related processing costs; additional expenses incurred to continue operations; and business interruption to reimburse Metavante for losses resulting from suspension of the Metavante Operation Center's activities due to physical loss of equipment. Metavante will also maintain for its own protection General Liability coverage to protect against third party bodily injury, property damage and personal injury claims, and Errors and

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Omissions coverage for claims arising from wrongful acts, errors or omissions in the performance of its professional services in amounts, with coverages and deductibles consistent with the amounts, coverages and deductibles maintained by well run data processing companies of comparable size.

          B. Metavante shall indemnify Spectrum from, defend Spectrum against, and pay any final judgment awarded against Spectrum, in favor of a Third Party resulting from: (a) any claim by a Third Party that the Metavante Software or Bill Payment System infringes any patent, copyright, trademark or other third party intellectual property right under United States law; (b) personal injury, death or damage to property arising out of the fault or negligence of Metavante or its employees; and (c) breach of any material term of this Agreement by Metavante.

     6.2. Spectrum. Spectrum shall indemnify Metavante from, defend Metavante against and pay any final judgment awarded against Metavante in favor of a Third Party (including Bill Payment Customers and Users) resulting from: (a) personal injury, death, or damage to property arising from the fault or negligence of Spectrum or its employees or agents; (b) breach of any material term of this Agreement by Spectrum (specifically including, without limitation, Spectrum's obligations under Section 2.4D); (c) instructions or data provided by Spectrum or any Bill Payment Customer to Metavante, and any inaccuracy or inadequacy thereof. Not in limitation of the foregoing, Spectrum agrees to provide reasonable assistance to Metavante in the event that Metavante is sued by a Bill Payment Customer or User based upon the Bill Payment Services.

     6.3. Indemnification Procedures. If any Third Party makes a claim covered by this Section against an indemnitee with respect to which such indemnitee intends to seek indemnification under this Section, such indemnitee shall give notice of such claim to the indemnifying party, including a brief description of the amount and basis therefor, if known. Upon giving such notice, the indemnifying party shall be obligated to defend such indemnitee against such claim, and shall be entitled to assume control of the defense of the claim with counsel chosen by the indemnifying party, reasonably satisfactory to the indemnitee. Indemnitee shall cooperate fully with, and assist, the indemnifying party in its defense against such claim in all reasonable respects. The indemnifying party shall keep the indemnitee fully apprised at all times as to the status of the defense. Notwithstanding the foregoing, the indemnitee shall have the right to employ its own separate counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such indemnitee. Neither the indemnifying party nor any indemnitee shall be liable for any settlement of action or claim effected without its consent. Notwithstanding the foregoing, the indemnitee shall retain, assume, or reassume sole control over all expenses relating to every aspect of the defense that it believes is not the subject of the indemnification provided for in this section. Until both (a) the indemnitee receives notice from indemnifying party that it will defend, and (b) the indemnifying party assumes such defense, the indemnitee may, at any time after ten (10) days from the date notice of claim is given to the indemnifying party by the indemnitee, resist or otherwise defend the claim or, after consultation with and consent of the indemnifying party, settle or otherwise compromise or pay the claim. The indemnifying party shall pay all costs of indemnity arising out of or relating to that defense and any such settlement, compromise, or payment. The indemnitee shall keep the indemnifying party fully apprised at all times as to the status of the defense. Following indemnification as provided in this Section, the indemnifying party shall be subrogated to all rights of the indemnitee with respect to the matters for which indemnification has been made.

7. THIRD PARTY PRODUCTS. Metavante may use Third Party software and other Third Party products in connection with the Bill Payment Services offered hereunder. Metavante shall not have financial responsibility or legal liability to Spectrum or any Bill Payment Customer in connection with the performance or non-performance of any Third Party software or other Third Party products. The foregoing limitation shall not affect Metavante's obligation to perform the Bill Payment Services in accordance with the Performance Warranty under this Agreement and shall not affect Metavante's responsibility for User Data security under Section 4.5 hereof.

8.   RECORDS AND AUDITS.

     8.1. Third Party Audits. Metavante shall cause a Third Party review of the Metavante Operations Center and related internal controls, to be conducted annually by its independent auditors in accordance with SAS 70 or applicable successor regulatory and/or generally accepted accounting standards then in effect. Metavante shall provide to Spectrum, upon written request, one copy of the audit report resulting from such review.

     8.2. Records. Upon reasonable notice from Spectrum, Metavante shall provide Spectrum with copies of such financial records and supporting documentation as may be reasonably requested by Spectrum such that Spectrum may audit the fees charged to Spectrum to determine that such fees are accurate and in accordance with this Agreement. If, as a result of such audit, Spectrum determines that Metavante has overcharged Spectrum, Spectrum shall notify Metavante of the amount of such overcharge and Metavante shall promptly pay to Spectrum the amount of the overcharge. During the Term and for a period of one
(1) year after termination or expiration of this Agreement Metavante agrees to retain all records and supporting documentation sufficient to document the fees paid or payable by Spectrum under this Agreement and to provide in a timely manner (but no later than ten (10) days following Spectrum's request) copies of the same to Spectrum following reasonable written request from Spectrum.

9.   DEFAULT

     9.1. Spectrum Default. Should Spectrum (i) default in the payment of any sum of money hereunder and fail to cure such default within thirty (30) days following notice thereof from Metavante, (ii) default in the performance of any of its other material obligations under this Agreement and fail to cure such failure within thirty (30) days after being given notice specifying the nature of the failure, or (iii) become or be declared insolvent or bankrupt, or be the subject of any proceedings related to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, make an assignment for the benefit of creditors, or enter into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, then, in any such event, Metavante, at its option, may exercise any and all rights and remedies available to Metavante at law or in equity for Spectrum's default, specifically including, without limitation, the right to immediately terminate this Agreement and declare all amounts due, or to become due (including Minimum Annual Transaction Charges for the remainder of the applicable Term), immediately due and payable upon providing written notice thereof to Spectrum, and, in addition, in the event of any failure by Spectrum to

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enforce any terms of any Bill Payment Agreement, Spectrum shall, upon
Metavante's request, assign to Metavante the right to enforce such terms directly against the Bill Payment Customer.

     9.2. Metavante Default. Should Metavante (i) become or be declared insolvent or bankrupt, or be the subject of any proceedings related to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, make an assignment for the benefit of creditors, or enter into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, or (ii) default in the performance of any of its other material obligations under this Agreement and fail to cure such failure within thirty (30) days after being given notice specifying the nature of the failure (or within such other time period as may be provided hereunder), then, in any such event, Spectrum, at its option, may exercise any and all rights and remedies available to Spectrum at law or in equity for Metavante's default, specifically including, without limitation, the right to immediately terminate this Agreement upon providing written notice thereof to Metavante. Metavante understands and agrees that Metavante's material failure to perform its obligations under Sections 1.1 and 1.2 of Schedule 2 hereof shall constitute a default subject to the thirty (30) day cure period provided under subsection
(ii) above notwithstanding that such failure may also constitute a failure by Metavante to achieve a Service Level Agreement.

10.  DAMAGES.

     10.1. Equitable Relief. Either party or a Bill Payment Customer may seek equitable remedies, including injunctive relief, for a breach of the other party's obligations set forth in Article 4 of this Agreement.

     10.2. Exclusion of Incidental and Consequential Damages. Independent of, severable from, and to be enforced independently of any other provision of this Agreement, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY (NOR TO ANY PERSON CLAIMING RIGHTS DERIVED FROM THE OTHER PARTY'S RIGHTS), AND METAVANTE WILL NOT BE LIABLE TO ANY MEMBER, PARTICIPANT, OR BILL PAYMENT CUSTOMER, IN CONTRACT, TORT, NEGLIGENCE OR OTHERWISE, FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND--including lost profits, loss of business, or other economic damage (for example, late charges, interest, or penalties imposed by Third Parties), and further including injury to property, AS A RESULT OF BREACH OF ANY WARRANTY OR OTHER TERM OF THIS AGREEMENT, INCLUDING ANY FAILURE OF PERFORMANCE, REGARDLESS OF WHETHER THE PARTY LIABLE OR ALLEGEDLY LIABLE WAS ADVISED, HAD OTHER REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY THEREOF. The foregoing shall not be deemed to limit Metavante's liability to the Founding Members for the amount of late charges actually paid by Users as set forth in Attachment 3 of the Founding Member Agreement or for Service Level Credits which accrue to Spectrum under Schedule 5 hereof.

     10.3. Maximum Damages Allowed. Notwithstanding any other provision of this Agreement, and for any reason, including breach of any duty imposed by this contract or independent of this contract, and regardless of any claim in contract, tort, negligence or otherwise, Metavante's total, aggregate liability under this Agreement shall in no circumstance exceed ten million dollars ($10,000,000), provided that Service Level Credits paid to Spectrum under
Schedule 5 hereof shall not be applied to such ten million dollar limitation.

     10.4. Statute of Limitations. No lawsuit or other action may be brought on any claim or controversy based upon or arising in any way out of this Agreement, after three (3) years from the date on which the cause of action arose regardless of the nature of the claim or form of action, whether in contract, tort, negligence or otherwise; provided, however, the foregoing limitation shall not apply to the collection of any amounts due under this Agreement.

     10.5. Economic Loss Waiver. In addition to and not in limitation of any other provision of this Article 10, each party hereby knowingly, voluntarily, and intentionally waives any right to recover from the other party, and Spectrum waives any right to recover from any Eligible Provider, any economic losses or damages in any action brought under tort theories, including, misrepresentation, negligence and/or strict liability and/or relating to the quality or performance of any products or services provided by Metavante. For purposes of this waiver, economic losses and damages include monetary losses or damages caused by a defective product or service except personal injury or damage to other property. Even if remedies provided under this Agreement shall be deemed to have failed of their essential purpose, neither party shall have any liability to the other party under tort theories for economic losses or damages.

     10.6. Essential Elements. The parties acknowledge and agree that the limitations contained in this Article 10 are essential to this Agreement, and that Metavante has expressly relied upon the inclusion of each and every provision of this Article 10 as a condition to executing this Agreement.

     10.7. Data Security and Delivery. Payments delivered over an automated clearing house system (ACH) are governed by the rules and performance standards of the network. Metavante shall not be responsible for the loss, delay, confidentiality or security of data or other payment information while in transmission over communication lines, in the postal system, or in an ACH or other network.

11.  TERMINATION.

     11.1. Early Termination. This Agreement shall be in effect during the Term, as set forth in Section 2.1.

     11.2. Rights Following Termination. Following expiration of the Term or termination of this Agreement or the applicable Bill Payment Agreement for any reason and upon a Bill Payment Customer's request, Metavante shall provide to the Bill Payment Customer professional services, at Metavante's then current standard rates, to prepare for the Bill Payment Customer, the following information with respect to Users, in machine readable format: User name and address, payee names and addresses (the payee address shall be the one set up by the User for payments), recurring payment model detail, future dated payment detail, payment history, User contact history, and annual payment activity statement history (if applicable). All transactions in progress prior to expiration or the notice of early termination shall be completed by Metavante and Spectrum shall remain liable for the fees and charges associated with such transactions. Future dated and recurring payments that are not in process as of the date of termination shall not be processed by Metavante.

12.  MISCELLANEOUS.

     12.1. Governing Law. The validity, construction and interpretation of this Agreement and the rights and duties of the parties hereto shall be governed by the internal laws of the State of New York, excluding its principles of conflict of laws.

     12.2. Entire Agreement; Amendments. This Agreement, together with the schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein and therein. This Agreement supersedes all prior negotiations, agreements, and undertakings between the parties with respect to such matter. This Agreement, including the schedules hereto, may be amended only by an instrument in writing executed by the parties or their permitted assignees.

     12.3. Assignment. This Agreement may not be assigned by either party, by operation of law or otherwise, without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided that either party may freely assign this Agreement (i) in connection with a merger, corporate reorganization or sale of all or substantially all of its assets, stock or securities, or (ii) to any Entity which is a successor to substantially all of the assets or the business of the party, provided that Spectrum may not assign this Agreement to Fiserv, Inc., CheckFree Corporation, Princeton Ecom Corporation, MasterCard, Inc., or ALLTEL Corporation, or any of their Affiliates, or to any other competitor of Metavante within the bill presentment and payment industry or its Affiliate, without Metavante's prior written consent.

     12.4. Relationship of Parties. The relationship of Metavante to Spectrum, Founding Members, Participants, and Bill Payment Customers under this Agreement shall be that of an independent contractor and nothing contained in this Agreement shall create or imply an agency relationship between such parties and Metavante, nor shall this Agreement be deemed to constitute a joint venture or partnership between any such parties and Metavante.

     12.5. Notices. Except as otherwise specified in the Agreement, all notices, requests, approvals, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by (i) first class U.S. mail, registered or certified, return receipt requested, postage pre-paid; or (ii) U.S. express mail, or other, similar overnight courier service to the address specified below. Notices shall be deemed given on the day actually received by the party to whom the notice is addressed, or shall be deemed received (i) two (2) days after mailing, if sent by first class U.S. mail; or (ii) next day if by U.S. express mail or other, similar overnight courier service.

In the case of Spectrum:                      Spectrum EBP, L.L.C.
                                              947 Linwood Avenue
                                              Ridgewood NJ 07450
                                              Attn Chief Executive Officer
                                              Fax: (201) 670-7771

With a copy to:

In the case of Metavante:                     Metavante Corporation
                                              4900 West Brown Deer Road
                                              Brown Deer WI 53223
                                              Attn: Ms. Nancy Langer
                                              Fax: 414-577-9205

With a copy to:                               Metavante Corporation
                                              4900 West Brown Deer Road
                                              Brown Deer WI 53223
                                              Attn: Mr. Norrie Daroga
                                              Fax: 414-362-1705

     12.6. Headings. Headings in this Agreement are for reference purposes only and shall not effect the interpretation or meaning of this Agreement.

     12.7. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together constitute one and the same agreement.

     12.8. Waiver. No delay or omission by either party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be in writing and signed by the party waiving its rights.

     12.9. Severability. If any provision of this Agreement is held by court or arbitrator of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement will remain in full force and effect. The obligations of the parties to pay amounts accrued prior to termination under
Section 2.5 hereunder, and all rights and obligations of the parties under Articles 4, 6 (with respect to claims that arise prior to termination), 10 and 12, shall survive the expiration or early termination of this Agreement for any reason.

     12.10. Publicity. Neither party shall use the other party's name or trademark or refer to the other party directly or indirectly in any media release, public announcement or public disclosure relating to this Agreement or its subject matter, in any promotional or marketing materials, lists or business presentations, without consent from the other party for each such use or release in accordance with this Section, provided that Metavante may include Spectrum's name in Metavante's customer list and may identify Spectrum as its customer in its sales presentations and marketing materials without obtaining Spectrum's prior consent unless and until Spectrum notifies Metavante to the contrary, in writing. Spectrum agrees that neither it, its directors, officers, employees or agents shall disclose this Agreement or any of the terms or provisions of this Agreement to any other party. Notwithstanding the foregoing, at Metavante's request Spectrum agrees to issue a joint press release prepared by Metavante to announce the relationship established by the parties hereunder. All other media releases, public announcements, and public disclosures by either party relating to this Agreement or the subject matter of this Agreement (each, a "Disclosure"), including promotional or marketing material, but not including
(i) announcements intended solely for internal distribution, or (ii) disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the disclosing party, shall be subject to review and approval, which approval shall not be unreasonably withheld, by the other party prior to release.

     12.11. Solicitation. Neither party shall solicit the employees of the other party involved in the performance of this Agreement for purposes of employment during the Term of this Agreement.

     12.12. No Third Party Beneficiaries. Each party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the parties hereto.

     12.13. Construction. The parties each acknowledge that the limitations and exclusions contained in this Agreement have been the subject of active and complete negotiation between the parties and represent the parties' voluntary agreement based upon the level of risk to the parties associated with their respective obligations under this Agreement and the payments to be made to Metavante and the charges to be incurred by Spectrum pursuant to this Agreement. The parties agree that the terms and conditions of this Agreement shall not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this document.

     12.14. Force Majeure. Notwithstanding any provision contained in this Agreement, neither party shall be liable to the other to the extent fulfillment or performance if any terms or provisions of this Agreement is delayed or prevented by revolution or other civil disorders; wars; acts of enemies; strikes; lack of available resources from persons other than parties to this Agreement; labor disputes; electrical equipment or availability failure; fires; floods; acts of God; federal, state or municipal action; statute; ordinance or regulation; or, without limiting the foregoing, any other causes not within its control, and which by the exercise of reasonable diligence it is unable to prevent, whether of the class of causes hereinbefore enumerated or not. This clause shall not apply to the payment of any sums due under this Agreement by either party to the other.

     12.15. Jury Trial Waiver. Each party hereby knowingly, voluntarily, and intentionally waives any and all rights it may have to a trial by jury based on, or arising out of, under, or in connection with, this Agreement or any course of conduct, course of dealing, statements (whether oral or written), or actions of either party, regardless of the nature of the claim or form of action, whether contract or tort, including negligence.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


Metavante Corporation ("Metavante")            Spectrum EBP, L.L.C. ("Spectrum")



By:    /s/ Michael E. Touhey                   By:    /s/ Ronald A. Braco
       ------------------------------------           --------------------------
Name:  Michael E. Touhey                       Name:  Ronald A. Braco
Title: President, Electronic Commerce Group    Title: Chairman


By:    /s/ Nancy J. Langer
       ------------------------------------
Name:  Nancy J. Langer
Title: President, Electronic Bill Presentment and Payment

                                                                   Exhibit 10.25

                                   SCHEDULES

Schedule 1     Definitions
Schedule 2     Bill Payment Services
Schedule 3     Bill Payment Agreements
Schedule 4     Fees
Schedule 5     Service Levels
Schedule 6     Responsibility for Bill Payments
Schedule 8     Top 50 Financial Companies

The above schedules to this exhibit have been omitted. The schedules will be furnished supplementally to the Securities and Exchange Commission upon request.

                                                                   Exhibit 10.25
                                                                   (continued)

                                    EXHIBITS

Exhibit A      Founding Member Agreement
Exhibit B      ACH Authorization Agreement

The above exhibits to this document have been omitted. The exhibits will be furnished supplementally to the Securities and Exchange Commission upon request.